Exhibit 99

                   [First Midwest Financial, Inc. Letterhead]



                              FOR IMMEDIATE RELEASE
                           Contact: Investor Relations
                             Telephone: 712.732.4117

                JOHN THUNE JOINS FIRST MIDWEST BOARD OF DIRECTORS

(Storm Lake, Iowa - January 27, 2003) First Midwest Financial, Inc. announced today that former South Dakota Congressman John Thune accepted an appointment to its Board of Directors. He will also serve on the First Federal Savings Bank, Security State Bank, and First Services Trust Company boards and on the Audit and Stock Option Committee.

Thune received his Master's Degree in Business Administration from the University of South Dakota in 1984. He then worked in Washington, DC as a legislative assistant for U.S. Senator Jim Abdnor of South Dakota. From there, he was appointed by President Ronald Reagan to serve at the Small Business Administration.

In 1989, Thune returned to South Dakota to serve as Executive Director of the state's Republican Party. In 1991, Governor George S. Mickelson appointed John as State Railroad Director. He held this post until 1993, when he accepted the position as Executive Director of the South Dakota Municipal League.

In 1996, John sought and won his first term as South Dakota's lone Representative to the U.S. House. Thune was reelected in 1998 and 2000. He served on the Agriculture, Transportation and Infrastructure, and Small Business Committees.

James S. Haahr, Board Chairman of First Midwest Financial, Inc., commented, "We are pleased and honored to have Mr. Thune join our board of directors. He brings local, regional and national insight that will benefit our customers, our banks, and First Midwest shareholders."



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First Midwest currently operates two South Dakota banks - Brookings Federal Bank at 600 Main Avenue in Brookings, and First Federal Savings Bank at 2500 South Minnesota Avenue in Sioux Falls.

At December 31, 2002, First Midwest Financial, Inc. had assets of $673 million and shareholders' equity of $44.7 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.